Exhibit (c)(8)

KINNARD 1999
DEFERRED COMPENSATION PLAN

As Adopted Effective As Of January 1, 1999

KINNARD 1999
DEFERRED COMPENSATION PLAN

KINNARD 1999
DEFERRED COMPENSATION PLAN

ARTICLE 1

DESCRIPTION

1.1.  Plan Name.

    The name of the Plan is the "Kinnard 1999 Deferred Compensation Plan."

1.2.  Plan Purpose.

    The purpose of the Plan is to provide Participants with the opportunity to defer receipt of a portion of their Base Compensation, Bonus and/or Commissions.

1.3.  Plan Type.

    The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for Qualified Directors and a select group of management or highly compensated employees. It is intended that, with respect to participation by Qualified Directors, ERISA will not apply to the Plan and that, with respect to participation by Qualified Employees, the Plan is exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA by operation of sections 201(2), 301(a)(3) and 401(a)(4) thereof, respectively, and from the provisions of Title IV of ERISA, to the extent otherwise applicable, by operation of section 4021(b)(6) thereof. The Plan is also intended to be unfunded for tax purposes. The Plan will be construed and administered in a manner that is consistent with and gives effect to the foregoing.

ARTICLE 2

PARTICIPATION

2.1.  Eligibility.

  (a)
  Qualified Employees. The Administrator will determine which Qualified Employees are eligible to make deferral elections pursuant to Section 3.2 beginning as of the Effective Date. At any time during 1999, the Administrator may determine that an individual who became a Qualified Employee after the Administrator's initial determination is eligible to make a deferral election pursuant to Section 3.2.

  (b)
  Qualified Directors. Each individual who is a Qualified Director on the Effective Date is eligible to make a deferral election pursuant to Section 3.2(a). At any time during 1999, the Administrator may determine that an individual who became a Qualified Director after the Effective Date is eligible to make a deferral election pursuant to Section 3.2(a).

2.2.  Transfer Among Participating Employers.

    An Employee Participant who, during 1999, transfers employment from one Participating Employer to another Participating Employer and continues to be a Qualified Employee after the transfer will, for the duration of 1999, continue to participate in the Plan, in accordance with the election in effect before the transfer, as a Qualified Employee of the Participating Employer to which he or she transferred.

2.3.  Multiple Employment.

    An Employee Participant who, during 1999, is simultaneously employed as a Qualified Employee with more than one Participating Employer will participate in the Plan as a Qualified Employee of all such Participating Employers on the basis of a single deferral election pursuant to Section 3.2 applied ratably to his or her Base Compensation, Bonus or Commissions from each Participating Employer if his or her deferral election was made in a dollar amount and applied separately to his or her Base Compensation, Bonus or Commissions from each of the Participating Employers if his or her deferral election was made in a percentage.

2.4.  Ceasing to be Eligible.

  (a)
  If an Employee Participant has Annual Earnings for 1999 of less than $160,000, (i) he or she will cease to be eligible to participate in the Plan, (ii) any deferral and investment elections he or she has made pursuant to the Plan will cease to be effective, (iii) deferrals previously credited to his or her Account pursuant to Section 3.2, without any earnings credit, will be distributed to the Participant in the form of a lump sum cash payment made as soon as administratively practicable after the Administrator determines that the Participant has Annual Earnings for 1999 of less than $160,000 and (iv) after the distribution, he or she will have no further rights arising under or in connection with the Plan.

  (b)
  A Participant who, during 1999, is determined by the Administrator to have ceased to be a Qualified Employee or Qualified Director is not eligible for further deferral credits pursuant to Section 3.2 other than such credits relating to Base Compensation or Commissions with respect to the period prior to such cessation.

2.5.  Condition of Participation.

    Each Qualified Employee and Qualified Director, as a condition of participation in the Plan, is bound by all the terms and conditions of the Plan and the Plan Rules and must furnish to the Administrator such pertinent information, and must execute such forms, releases, receipts and other instruments, as the Administrator or Plan Rules may require by such dates as the Administrator or Plan Rules may establish.

2.6.  Termination of Participation.

    A Participant will cease to be such as of the date on which he or she is not then eligible to make deferrals and his or her entire Account balance has been distributed.

ARTICLE 3

BENEFITS

3.1.  Participant Accounts.

    For each Participant, the Administrator will establish and maintain an Account to evidence amounts credited with respect to the Participant pursuant to Sections 3.2 and 3.3. If an Employee Participant makes deferrals with respect to Base Compensation, Bonus or Commissions from more than one Participating Employer, deferrals attributable to each such Participating Employer will be credited to separate subaccounts within the Account.

3.2.  Deferral Credits.

  (a)
  Base Compensation.  Subject to Subsections (d) and (e), a Qualified Employee or Qualified Director who, pursuant to Article 2, is eligible to make deferral elections may elect to defer his or her Base Compensation.

  (i)
  An election made by a Participant pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Administrator by a date specified by the Administrator which is prior to the Effective Date, or, in the case of a Qualified Employee or Qualified Director who becomes eligible to make deferral elections after the Effective Date, within 30 days after he or she becomes eligible.

  (ii)
  An election made by a Participant pursuant to this subsection may not be revoked by the Participant after the latest date by which it must be received by the Administrator to be effective; provided, that a Participant may revoke a deferral election in connection with an Unforeseeable Emergency in which case no further deferrals (of Base Compensation, Bonus or Commissions) will be made with respect to the Participant.

  (iii)
  Any election or revocation pursuant to this subsection applies only to Base Compensation relating to services performed after the effective date of the election or revocation.

  (b)
  Bonus.  Subject to Subsections (d) and (e), a Qualified Employee who, pursuant to Article 2, is eligible to make deferral elections may elect to defer his or her Bonus.

  (i)
  If a Qualified Employee becomes eligible to make deferral elections after the Effective Date, he or she may elect to defer his or her Bonus only if and to the extent determined by the Administrator in connection with the Administrator's determination of the Qualified Employee's eligibility to make deferral elections.

  (ii)
  An election made by a Participant pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Administrator by a date specified in Plan Rules which is prior to the Effective Date, or, in the case of a Qualified Employee who becomes eligible to make deferral elections after the Effective Date, within 30 days after he or she becomes eligible.

  (iii)
  An election made by a Participant pursuant to this subsection may not be revoked by the Participant after the latest date by which it must be received by the Administrator to be effective; provided, that an Employee Participant may revoke a deferral election made pursuant to this subsection in connection with an Unforeseeable Emergency in which case no further deferrals (of Base Compensation, Bonus or Commissions) will be made with respect to the Participant.

  (iv)
  If a Participant terminates employment with all Affiliated Organizations or otherwise ceases to be a Qualified Employee before the date as of which the Bonus deferral is credited to his or her Account, other than in connection with a divestiture contemplated by Section 4.1(d)(ii) in which the Participant is covered in a successor plan, the deferral election with respect to the Bonus will automatically be revoked as of the date of the Participant's termination of employment or on which he or she ceases to be a Qualified Employee, as the case may be.

  (c)
  Commissions.  Subject to Subsections (d) and (e), a Qualified Employee who, pursuant to Article 2, is eligible to make deferral elections may elect to defer his or her Commissions.

  (i)
  An election made by a Participant pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Administrator by a date specified by the Administrator which is prior to the Effective Date, or, in the case of a Qualified Employee who becomes eligible to make deferral elections after the Effective Date, within 30 days after he or she becomes eligible.

  (ii)
  An election made by a Participant pursuant to this subsection may not be revoked by the Participant after the latest date by which it must be received by the Administrator to be effective; provided, that a Participant may revoke a deferral election in connection with an Unforeseeable Emergency in which case no further deferrals (of Base Compensation, Bonus or Commissions) will be made with respect to the Participant.

  (iii)
  Any election or revocation pursuant to this subsection applies only to Commissions relating to services performed after the effective date of the election or revocation.

  (d)
  401(k) Hardship Withdrawal.  If an Employee Participant receives a hardship withdrawal from a 401(k) plan maintained by a Participating Employer, or by any other employer required to be aggregated with a Participating Employer under Code section 414(b), (c), (m) or (o), and is ineligible to make deferrals pursuant to this Plan as a result of the hardship withdrawal, during the period of ineligibility, any Base Compensation, Bonus or Commissions that would have otherwise been deferred in connection with a deferral election made pursuant to this section will be paid to the Participant as if he or she had not made the deferral election.

  (e)
  Conditions and Limitations.

  (i)
  Plan Rules.  All elections and revocations pursuant to this section must be made in accordance with and are subject to Plan Rules.

  (ii)
  Threshold.
  (1)
  1999 Annual Earnings.  The amount of an Employee Participant's Annual Earnings for 1999 minus the aggregate amount of deferrals pursuant to this section included in Annual Earnings for 1999 and deferrals pursuant to Section 3.2 of the Kinnard 1998 Deferred Compensation Plan included in Annual Earnings for 1999 ("Net 1999 Annual Earnings") must be at least $160,000. If the Administrator reasonably anticipates that Net 1999 Annual Earnings will not be at least $160,000, the Administrator will (A) decrease deferrals included in Annual Earnings for 1999 that would otherwise be credited to the Participant pursuant to this section (in which case the amount by which the deferrals are decreased will be paid to the Participant as if he or she had not made the deferral election with respect to that amount) and/or (B) distribute to the Participant, in a lump sum payment, deferrals included in Annual Earnings for 1999 previously credited to the Participant's Account pursuant to this section, without any earnings credit, until either all such deferrals have been distributed or Net 1999 Annual Earnings are $160,000.

  (2)
  2000 Annual Earnings.  The amount of an Employee Participant's Annual Earnings for 2000 minus the aggregate amount of deferrals pursuant to this section included in Annual Earnings for 2000 and deferrals pursuant to any other nonqualified deferred compensation plan maintained by a Participating Employer included in Annual Earnings for 2000 ("Net 2000 Annual Earnings") must be at least the amount in effect for 2000 under Code section 401(a)(17) (the "Year 2000 Threshold Amount"). If the Administrator reasonably anticipates that Net 2000 Annual Earnings will not be at least equal to the Year 2000 Threshold Amount, the Administrator will (A) decrease deferrals included in Annual Earnings for 2000 that would otherwise be credited to the Participant pursuant to this section (in which case the amount by which the deferrals are decreased will be paid to the Participant as if he or she had not made the deferral election with respect to that amount) and/or (B) distribute to the Participant, in a lump sum payment, deferrals included in Annual Earnings for 2000 previously credited to the Participant's Account pursuant to this section, without any earnings credit, until either all such deferrals have been distributed or Net 2000 Annual Earnings are equal to the Year 2000 Threshold Amount.

  (iii)
  Minimum Deferral.  The aggregate amount of an Employee Participant's deferrals pursuant to this section must be at least $10,000. If an Employee Participant's aggregate deferrals are less than $10,000, (i) he or she will cease to be eligible to participate in the Plan, (ii) any deferral and investment elections he or she has made pursuant to the Plan will cease to be effective, (iii) deferrals previously credited to his or her Account pursuant to this section, without any earnings credit, will be distributed to the Participant in the form of a lump sum cash payment made as soon as administratively practicable after the Administrator determines that the Participant's aggregate deferrals pursuant to this section are or will be less than $10,000 and (iv) after the distribution, he or she will have no further rights arising under or in connection with the Plan.

  (iv)
  Maximum Deferral.  The aggregate amount of a Participant's deferrals pursuant to this section may not exceed $50,000. To the extent necessary to avoid deferrals in excess of $50,000, the Administrator will decrease the amount of deferrals that would otherwise be credited to the Participant pursuant to this section in the following order: Bonus, Commissions and Base Compensation. The amount by which the deferrals are decreased will be paid to the Participant as if he or she had not made the deferral election with respect to that amount.

  (f)
  Timing of Credit to Account.  Deferrals of a Participant's Base Compensation, Bonus and Commissions pursuant to this section will be credited to his or her Account as of the date on which the Participant would have otherwise received the Base Compensation, Bonus or Commissions but for his or her deferral election pursuant to this section.

3.3.  Earnings Credits.

  (a)
  Election.  In conjunction with his or her deferral election pursuant to Section 3.2, a Participant must elect whether earnings will be credited to his or her Account in accordance with Subsection (b) or with the alternative basis or one of the alternative bases, as the case may be, in effect pursuant to Subsection (c). An election made by a Participant pursuant to this subsection may not be revoked by the Participant after the latest date by which it must be received by the Administrator to be effective.

  (b)
  Treasury Rate Methodology.

  (i)
  Prior to Bonus Credit Date.  As of the last day of the month immediately prior to the month during which Bonus deferrals are credited to Participants' Accounts (the "Initial Adjustment Date"), the Administrator will adjust the Account of each Participant who has elected to have earnings credited in accordance with this subsection and who has deferred Base Compensation and/or Commissions by multiplying the average Account balance for the period beginning on the Effective Date and ending on the Initial Adjustment Date (determined using a methodology selected by the Administrator) by the decimal equivalent of the annualized average 30-day yield for the Dreyfus General Money Market Fund (Class B) as of the Initial Adjustment Date (or if the Initial Adjustment Date is not a business day, as of the last prior business day).

  (ii)
  After Bonus Credit Date.  As of December 31, 2000 and each subsequent December 31 through December 31, 2004, and as of any interim date selected by the Administrator, the Administrator will adjust the Account of a Participant who has elected to have earnings credited in accordance with this subsection by multiplying the average of the balance of the Account as of the last business day of each month during the year by the decimal equivalent of the annual yield on a five-year constant maturity Treasury Note as quoted on the last business day of the year. For 2000, the annual yield will be adjusted in a manner determined by the Administrator to be appropriate to provide for an earnings credit only for the portion of the year following the date on which Bonus deferrals are credited to Participants' Accounts and for any other valuation period of less than 12 months, the annual yield will be adjusted in a manner determined by the Administrator to be appropriate to provide for an earnings credit only for the portion of the year since the last prior valuation date.

  (c)
  Alternative Methodology.

  (i)
  Prior to Bonus Credit Date.  As of the last day of the month immediately prior to the month during which Bonus deferrals are credited to Participants' Accounts (the "Initial Adjustment Date"), the Administrator will adjust the Account of each Participant who has elected to have earnings credited in accordance with this subsection and who has deferred Base Compensation and/or Commissions by multiplying the average Account balance for the period beginning on the Effective Date and ending on the Initial Adjustment Date (determined using a methodology selected by the Administrator) by the decimal equivalent of the annualized average 30-day yield for the Dreyfus General Money Market Fund (Class B) as of the Initial Adjustment Date (or if the Initial Adjustment Date is not a business day, as of the last prior business day).

  (ii)
  After Bonus Credit Date.  The Administrator may from time to time select any alternative basis or bases for determining earnings credits for any given period. An alternative may be based on any index, security (including any security issued by the Parent Corporation) or other investment vehicle of any nature, or any hypothetical portfolio consisting of any such indices, securities and other investment vehicles as may be selected by the Administrator and may be based on any indicia of performance (including, for example, changes in fair market value or return on equity) as specified by the Administrator. Neither any Participating Employer nor the Trust is required to invest any assets to reflect any alternative in effect under this subsection. As of December 31, 2004, and as of any interim date selected by the Administrator, the Administrator will adjust the Account of a Participant who has elected to have earnings credited in accordance with this subsection by multiplying the balance of the Account by the decimal equivalent of the percentage increase or decrease since the date on which Bonus deferrals are credited to Participants' Accounts or, if later, since the last prior date as of which earnings were credited to Participants' Accounts pursuant to this subsection, in the specified indicia of performance for the alternative in effect during the period in question. The Administrator may, in the Administrator's sole discretion, elect, for all or any portion of the aggregate deferrals of Participants who have elected to have earnings credited in accordance with this subsection, to measure the percentage increase or decrease in the specified indicia of performance for an alternative from a date before the date on which Bonus deferrals are credited to Participant's Accounts. For any period after the date on which Bonus deferrals are credited to Participants' Accounts for which the Administrator does not select any alternative basis for determining earnings credits, earnings will be credited in accordance with Subsection (b)(ii).

  (d)
  Changes in Earnings Credits.  The Administrator may at any time change the methodology for crediting earnings pursuant to the Plan. In the event of a change, each Account for which earnings are credited under the method being changed will be valued as of the date immediately prior to the effective date of the change. The Administrator is not required to select an alternative basis for determining earnings credits pursuant to Subsection (c) and any alternative basis that is selected may be discontinued at any time and any indicia of performance with respect to an alternative basis may be changed at any time. Any change in the methodology for crediting earnings pursuant to the Plan will be applicable to the entire balance of the Participant's Account, including the portion of the Account attributable to deferral credits made pursuant to Section 3.2 prior to the effective date of the change, and will not be considered to be an amendment of the Plan for purposes of Section 6.2. A change may not, however, have the effect of reducing the Account balance as of the date on which the change is adopted or the date on which the change becomes effective, whichever is later. The sole obligation of the Administrator with respect to the specification or change of any alternative is to act in accordance with the express terms of this section. By way of example and without limiting the previous sentence, the Administrator is not required, and no course of conduct will cause it to be required, to investigate or monitor any alternative to any extent or for any purpose or to take or refrain from taking any action with respect to an alternative because of any aspect of the performance of the alternative.

  (e)
  Change in Control.  Notwithstanding Subsection (d), after a Change in Control, the Administrator may change the methodology for crediting earnings only if each Participant is provided with written notice of the change (which must include a complete and accurate description of the change) at least 45 days before the proposed effective date of the change and the change is approved by the affirmative vote of not less than 75 percent of all Participants.

  (f)
  Administrator's Determinations.  The Administrator's good faith determination of the amount of earnings credits for any period pursuant to this section is, subject to Section 3.4, final and binding on the Participating Employer and all Participants and Beneficiaries. In connection with such determination, the Administrator will treat all persons determined by the Administrator to be similarly situated in a uniform manner.

3.4.  Credits Do Not Create Rights.

    The fact that an amount is credited to a Participant's Account does not vest in the Participant any right to any benefit arising under or in connection with the Plan except at the time or times and upon the terms and conditions expressly set forth in the Plan. Notwithstanding any credit to the Account of any Participant, the issuance of any statement to the Participant or a Beneficiary of a deceased Participant or the distribution of all or a portion of any Account balance, the Administrator may direct the Account to be adjusted to the extent necessary to correct any error in the Account, whether caused by misapplication of any provision of the Plan or otherwise, and may recover from the Participant or Beneficiary the amount of any excess distribution.

ARTICLE 4

DISTRIBUTION

4.1.  Distributions.

  (a)
  Form.  Distribution will be made in the form of a lump sum cash payment.

  (b)
  Time.  Distribution to the Participant (or to the Participant's Beneficiary in the event of the Participant's death) will be made as soon as administratively practicable after December 31, 2004.

  (c)
  Amount.  The amount of the lump sum payment to the Participant (or to the Participant's Beneficiary in the event of the Participant's death) will be his or her Account balance as of December 31, 2004.

  (d)
  Special Rules.  The provisions of this subsection apply notwithstanding Subsection (a), (b) or (c).

  (i)
  Nondeductibility.  If the Administrator determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant by an Affiliated Organization for a taxable year of the Affiliated Organization would not be deductible by the Affiliated Organization solely by reason of the limitation under Code section 162(m), to the extent deemed necessary by the Administrator to ensure that the entire amount of any distribution to the Participant is deductible, the Administrator may defer all or any portion of the distribution. Any amounts deferred pursuant to this subsection will be credited with earnings for the period of the deferral at the annual rate in effect pursuant to Section 3.3(b) for 2004. The deferred amounts and earnings thereon will be distributed to the Participant, or to his or her Beneficiary in the case of the Participant's death, at the earliest possible date, as determined by the Administrator in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Affiliated Organization during which the distribution is made will not be limited by Code section 162(m).

  (ii)
  Divestitures.
  (1)
  If, prior to a Change in Control, some or all of the assets of a Participating Employer are sold or otherwise disposed of to an unrelated third party, the Administrator may, but is not required to, cause to be distributed the Account of any Employee Participant whose employment with all Affiliated Organizations is terminated in connection with the sale or disposition unless the acquirer adopts a successor plan which is substantially similar to the Plan in all material respects and expressly assumes the Participating Employer's obligation to provide benefits to the Participant, in which case the Participating Employer will cease to have any obligation to provide benefits to the Participant pursuant to the Plan as of the effective date of the assumption. Any such distribution will be made in the form of a lump sum cash payment as soon as administratively practicable after the December 31 that first follows the date of the sale or disposition. The amount of the payment will be equal to the aggregate amount of deferrals credited to the Participant's Account pursuant to Section 3.2 plus earnings credited pursuant to Section 3.3(b) (notwithstanding an election by the Participant to have earnings credited pursuant to Section 3.3(c)) through the December 31 last day that last precedes the date of the distribution. After the distribution, the Participant will have no further rights arising under or in connection with the Plan.

  (2)
  If, prior to a Change in Control, a Participating Employer ceases to be an Affiliated Organization, unless otherwise provided in an agreement between an Affiliated Organization and the Participating Employer or an Affiliated Organization and an unrelated third-party acquirer:

  (A)
  a Participant who is employed with the Participating Employer or

  (B)
  a Participant who is not employed with the Participating Employer but has an Account balance attributable to service with the Participating Employer as a Qualified Employee will not become entitled to his or her Account balance attributable to service with the Participating Employer as a Qualified Employee solely as a result of the cessation and the Participating Employer will, after the date on which it ceases to be an Affiliated Organization, continue to be solely responsible to provide benefits to the Participant at least equal to the balance of the Account as of the effective date of the cessation and as thereafter increased by deferral credits relating to the period before the effective date and earnings credits pursuant to Section 3.3.

    (iii)
    Withdrawals Due to Unforeseeable Emergency.  If a Participant submits a written distribution request to the Administrator and the Administrator determines that the Participant has experienced an Unforeseeable Emergency the Administrator may permit an early distribution to be made to the Participant. The amount of the distribution may not exceed the lesser of (1) the amount necessary to satisfy the emergency, as determined by the Administrator or (2) the aggregate amount of deferrals credited to the Participant's Account pursuant to Section 3.2 plus earnings credited pursuant to Section 3.3(b) (notwithstanding an election by the Participant to have earnings credited pursuant to Section 3.3(c)) through the December 31 that last precedes the date of the distribution. The distribution will be made in the form of a lump sum cash payment as soon as administratively practicable after the Administrator's decision to permit the distribution. If the amount determined pursuant to clause (2) of this Subsection (d)(iii) exceeds the amount distributed to the Participant pursuant to this Subsection (d)(iii), the Participant's Account balance as of the December 31 that last precedes the date of the distribution will be equal to the amount of the excess and, thereafter, the Account will be credited with earnings pursuant to Section 3.3(b) (notwithstanding an election by the Participant to have earnings credited pursuant to Section 3.3(c)).

  (e)
  Reduction of Account Balance.  The balance of the Account from which a distribution is made will be reduced by the amount of the distribution immediately after the date as of which the balance of the Account is determined in connection with the distribution.

4.2.  Beneficiary Designation.

  (a)
  Each Participant may designate, on a form furnished by the Administrator, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of his or her Account after his or her death, and the Participant may change or revoke any such designation from time to time. No such designation, change or revocation is effective unless executed by the Participant and received by the Administrator during the Participant's lifetime. No designation of a Beneficiary other than the Participant's spouse is effective unless the spouse consents to the designation or the Administrator determines that spousal consent cannot be obtained because the spouse cannot reasonably be located or is legally incapable of consenting. The consent must be in writing, must acknowledge the effect of the election and must be witnessed by a notary public. The consent is effective only with respect to the Beneficiary or class of Beneficiaries so designated and only with respect to the spouse who so consented.

  (b)
  If a Participant—

  (i)
  fails to designate a Beneficiary, or

  (ii)
  revokes a Beneficiary designation without naming another Beneficiary, or

  (iii)
  designates one or more Beneficiaries, none of whom survives the Participant or exists at the time in question,

    for all or any portion of his or her Account, such Account or portion will be paid to the Participant's surviving spouse or, if the Participant is not survived by a spouse, to the representative of the Participant's estate.

  (c)
  The automatic Beneficiaries specified above and, unless the designation otherwise specifies, the Beneficiaries designated by the Participant, become fixed as of the Participant's death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary's estate. Any designation of a Beneficiary by name that is accompanied by a description of relationship or only by statement of relationship to the Participant is effective only to designate the person or persons standing in such relationship to the Participant at the Participant's death.

4.3.  Payment in Event of Incapacity.

    If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrator, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrator may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrator: the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual's spouse, children, parents, or other relatives by blood or marriage. The Administrator is not required to see to the proper application of any such payment and the payment completely discharges all claims under the Plan against the Participating Employer, the Plan and Trust to the extent of the payment.

ARTICLE 5

SOURCE OF PAYMENTS; NATURE OF INTEREST

5.1.  Establishment of Trust.

    A Participating Employer may establish a Trust, or may be covered by a Trust established by another Participating Employer, with an independent corporate trustee. The Trust must (a) be a grantor trust with respect to which the Participating Employer is treated as the grantor for purposes of Code section 677, (b) not cause the Plan to be funded for purposes of Title I of ERISA and (c) provide that the Trust assets will, upon the insolvency of a Participating Employer, be used to satisfy claims of the Participating Employer's general creditors. The Participating Employers may from time to time transfer to the Trust cash, marketable securities or other property acceptable to the Trustee in accordance with the terms of the Trust.

5.2.  Source of Payments.

  (a)
  Each Participating Employer will pay, from its general assets, the portion of any benefit attributable to a Participant's Account with respect to that Participating Employer, and all costs, charges and expenses relating thereto.

  (b)
  The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of a Participating Employer's obligations under the Plan in accordance with the terms of the Trust. The Participating Employer is responsible for paying any benefits attributable to a Participant's Account with respect to that Participating Employer that are not paid by the Trust.

5.3.  Status of Plan.

    Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Participant's or other person's only interest under the Plan being the right to receive the benefits set forth herein. The Trust is established only for the convenience of the Participating Employers and the Participants, and no Participant has any interest in the assets of the Trust prior to distribution of such assets pursuant to the Plan. To the extent the Participant or any other person acquires a right to receive benefits under this Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Participating Employer.

5.4.  Non-assignability of Benefits.

    Subject to Section 9.1, the benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; provided, that neither the Trustee nor any Participating Employer will have any liability to a Participant or Beneficiary for complying or attempting in good faith to comply with the terms of a court order, judgment, decree or other direction relating to or affecting the Participant's or Beneficiary's benefit or right to receive future benefits under the Plan.

ARTICLE 6

ADOPTION, AMENDMENT, TERMINATION

6.1.  Adoption.

    With the prior approval of the Administrator, an Affiliated Organization may adopt the Plan and become a Participating Employer by furnishing to the Administrator a certified copy of a resolution of its Board adopting the Plan.

6.2.  Amendment.

  (a)
  The Company reserves the right to amend the Plan at any time to any extent that it may deem advisable. To be effective, an amendment must be stated in a written instrument approved in advance or ratified by the Company's Board and executed in the name of the Company by its President or an Executive Vice President and attested by the Secretary or an Assistant Secretary.

  (b)
  An amendment adopted in accordance with Subsection (a) is binding on all interested parties as of the effective date stated in the amendment; provided, first, that no amendment will have any retroactive effect so as to deprive any Participant, or the Beneficiary of a deceased Participant, of any benefit to which he or she is entitled under the terms of the Plan in effect immediately prior to the effective date of the amendment; and, second, that Section 3.3 and this section may not be amended after the effective date of a Change in Control.

  (c)
  The provisions of the Plan in effect at the termination of a Participant's employment will, except as otherwise expressly provided by a subsequent amendment, continue to apply to such Participant.

6.3.  Termination of Participation.

    Notwithstanding any other provision of the Plan to the contrary, if determined by the Administrator to be necessary to ensure that the Plan is exempt from ERISA to the extent contemplated by Section 1.3, or upon the Administrator's determination that a Participant's interest in the Plan has been or is likely to be includable in the Participant's gross income for federal income tax purposes prior to the actual payment of benefits pursuant to the Plan, the Administrator may take either or both of the following steps:

  (a)
  make a lump sum cash payment to the Participant in an amount equal to the balance of his or her Account but determined in the case of a Participant who elected to have earnings credited pursuant to Section 3.3(c) as if he or she instead elected to have earnings credited pursuant to Section 3.3(b) and, following such payment, the Participant will have no further rights arising under or in connection with the Plan; and/or

  (b)
  transfer the benefits that would otherwise be payable pursuant to the Plan for all or any of the Participants to a new plan that is similar in all material respects (other than those which require the action in question to be taken.)

6.4.  Termination.

    Prior to, but not after, a Change in Control, the Company reserves the right to terminate the Plan in its entirety at any time. Each Participating Employer reserves the right to cease its participation in the Plan at any time. The Plan will terminate in its entirety or with respect to a particular Participating Employer as of the date specified by the Company or such Participating Employer in a written instrument by its authorized officers to the Administrator, adopted in the manner of an amendment. Upon the termination of the Plan in its entirety or with respect to any Participating Employer, the Administrator will either cause (a) any benefits to which Participants have become entitled prior to the effective date of the termination to continue to be paid in accordance with the provisions of Article 4 or (b) the Account of each Participant or Beneficiary of a deceased Participant with respect to whom the Plan has been terminated to be credited with earnings pursuant to Section 3.3 through the date on which the written termination instrument is adopted or the effective date of the termination, whichever is later, and to distribute the Account to the Participant or Beneficiary in the form of a lump sum cash payment made as soon as administratively practicable after that date. After the distribution, the Participant or Beneficiary will have no further rights arising under or in connection with the Plan.

ARTICLE 7

DEFINITIONS, CONSTRUCTION AND INTERPRETATION

    The definitions and rules of construction and interpretation set forth in this article apply in construing the Plan unless the context otherwise indicates.

7.1.  Account.

    "Account" is the bookkeeping account maintained with respect to a Participant pursuant to Section 3.1.

7.2.  Administrator.

    The "Administrator" of the Plan is the Company's Chief Executive Officer or the person to whom administrative duties are delegated pursuant to the provisions of Section 8.1, as the context requires.

7.3.  Affiliated Organization.

    An "Affiliated Organization" is the Parent Corporation and any corporation that is a member of a controlled group of corporations within the meaning of Code section 414(b) that includes the Parent Corporation.

7.4.  Annual Earnings.

    "Annual Earnings" with respect to an Employee Participant for a particular calendar year is the amount reported in the "wages, tips, other compensation" box of his or her Form W-2 from the Participating Employer for the calendar year plus any amount that would have been so reported for the year but for the Employee Participant's deferral or contribution election pursuant to the Plan, any other nonqualified deferred compensation plan maintained by the Participating Employer or any 401(k) plan or cafeteria plan maintained by the Participating Employer.

7.5.  Base Compensation.

    "Base Compensation" is (a) the base salary payable in cash to an Employee Participant by a Participating Employer for his or her services during 1999 as a Qualified Employee and (b) the compensation payable in cash to a Participant who is a Qualified Director for his or her services during 1999 as an "independent" (i.e., non-employee) member of the Parent Corporation's board of directors, including, without limitation, retainer fees for service on the Parent Corporation's board of directors and committees of the board and fees for attendance at regular or special meetings of the board and board committees, but excluding travel expense allowances or other expense reimbursement. Base Compensation is determined before any elective deferral or elective contribution pursuant to the Plan or any 401(k) plan or cafeteria plan maintained by the Participating Employer.

7.6.  Board.

    "Board" is the board of directors of the Affiliated Organization in question. When the Plan provides for an action to be taken by the Board, the action may be taken by any committee or individual authorized to take such action pursuant to a proper delegation by the board of directors in question.

7.7.  Bonus.

    "Bonus" is the annual cash bonus earned during 1999 and payable to an Employee Participant by a Participating Employer by March 15, 2000. Bonus is determined before any elective deferral or elective contribution pursuant to the Plan or any 401(k) plan or cafeteria plan maintained by the Participating Employer.

7.8.  Beneficiary.

    "Beneficiary" with respect to a Participant is the person designated or otherwise determined under the provisions of Section 4.2(e) as the distributee of benefits payable after the Participant's death. A person designated or otherwise determined to be a Beneficiary under the terms of the Plan has no interest in or right under the Plan until the Participant in question has died. A Beneficiary will cease to be such on the day on which all benefits to which he, she or it is entitled under the Plan have been distributed.

7.9.  Change in Control

  (a)
  "Change in Control" is the occurrence of any of the following on or after the Effective Date:

  (i)
  any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50 percent of the combined voting power of the Parent Corporation's outstanding securities ordinarily having the right to vote at elections of directors;

  (ii)
  a merger or consolidation to which the Parent Corporation is a party if the shareholders of the Parent Corporation immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Parent Corporation at such time, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing less than 50 percent of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors; or

  (iii)
  the Continuity Directors cease for any reason to constitute at least a majority of the Parent Corporation's Board of Directors.

  (b)
  For purposes of this section:

  (i)
  Continuity Director means any individual who is a member of the Parent Corporation's Board on the Effective Date while he or she is a member of the Parent Corporation's Board, and any individual who subsequently becomes a member of the Parent Corporation's Board whose election or nomination for election by the Parent Corporation's stockholders was approved by a vote of at least a majority of the directors who are Continuity Directors (either by specific vote or by approval of the proxy statement of the Parent Corporation in which the individual is named as a nominee for director without objection to such nomination);

  (ii)
  Exchange Act means the Securities Exchange Act of 1934, as amended, and any reference to a specific provision of the Exchange Act or to a rule or regulation thereunder includes a reference to that provision as it may be amended from time to time and to any successor provision; and

  (iii)
  Person means any individual, corporation, partnership, group, association or other "person," as that term is used in Section 14(d) of the Exchange Act, other than the Parent Corporation, any "affiliate" (as defined in Rule 12b-2 under the Exchange Act) of the Parent Corporation, or any benefit plan sponsored by the Parent Corporation or by an affiliate of the Parent Corporation.

7.10.  Code.

    "Code" is the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

7.11.  Commissions.

    "Commissions" are commissions payable in cash to an Employee Participant by a Participating Employer for his or her services during 1999 as a registered representative. Commissions are determined before any elective deferral or elective contribution pursuant to the Plan or any 401(k) plan or cafeteria plan maintained by a Participating Employer.

7.12.  Company.

    "Company" is John G. Kinnard & Co.

7.13.  Cross Reference.

    References within a section of the Plan to a particular subsection refer to that subsection within the same section and references within a section or subsection to a particular clause refer to that clause within the same section or subsection, as the case may be.

7.14.  Effective Date.

    "Effective Date" is January 1, 1999.

7.15.  Employee Participant.

    "Employee Participant" is a Participant who is a Qualified Employee.

7.16.  ERISA.

    "ERISA" is the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to that provision as it may be amended from time to time and to any successor provision.

7.17.  Governing Law.

    To the extent that state law is not preempted by the provisions of ERISA, or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to its conflict of laws rules of the State of Minnesota or any other jurisdiction.

7.18.  Headings.

    The headings of articles and sections are included solely for convenience of reference; if there exists any conflict between such headings and the text of the Plan, the text will control.

7.19.  Number and Gender.

    Wherever appropriate, the singular may be read as the plural, the plural may be read as the singular and one gender may be read as the other gender.

7.20.  Parent Corporation.

    "Parent Corporation" is Kinnard Investments, Inc.

7.21.  Participant.

    "Participant" is a current or former Qualified Employee or Qualified Director to whose Account amounts have been credited pursuant to Article 3 and who has not ceased to be a Participant pursuant to Section 2.6.

7.22.  Participating Employer.

    "Participating Employer" is the Parent Corporation, the Company and any other Affiliated Organization that has adopted the Plan, or all of them collectively, as the context requires. An Affiliated Organization will cease to be a Participating Employer upon a termination of the Plan as to its Qualified Employees and the satisfaction in full of all of its obligations under the Plan or upon its ceasing to be an Affiliated Organization.

7.23.  Plan.

    "Plan" is the Kinnard 1999 Deferred Compensation Plan, as from time to time amended or restated.

7.24.  Plan Rules.

    "Plan Rules" are rules, policies, practices or procedures adopted by the Administrator pursuant to Section 8.2.

7.25.  Qualified Director.

    "Qualified Director" is an individual who is a member of the Parent Corporation's board of directors and is independent (i.e., is not an employee of the Parent Corporation or any of its affiliates or subsidiaries).

7.26.  Qualified Employee.

    "Qualified Employee" is an employee of a Participating Employer who (a) is a member of senior management or a registered representative or a highly compensated employee and (b) is expected to have Annual Earnings for 1999 in excess of $160,000.

7.27.  Termination of Employment.

    An Employee Participant will be deemed to have terminated employment for purposes of the Plan on the date on which he or she has completely severed his or her employment relationship with all Affiliated Organizations.

7.28.  Trust.

    "Trust" is any trust or trusts established by a Participating Employer pursuant to Section 5.1.

7.29.  Trustee.

    "Trustee" is the independent corporate trustee or trustees that at the relevant time has or have been appointed to act as Trustee of the Trust.

7.30.  Unforeseeable Emergency.

    "Unforeseeable Emergency" is an unanticipated emergency that is caused by an event beyond the Participant's control resulting in a severe financial hardship that cannot be satisfied through other means. The existence of an unforeseeable emergency will be determined by the Administrator.

ARTICLE 8

ADMINISTRATION

8.1.  Administrator.

    The general administration of the Plan and the duty to carry out its provisions is vested in the Company's Chief Executive Officer. The Chief Executive Officer may delegate such duty or any portion thereof to a named person and may from time to time revoke such authority and delegate it to another person.

8.2.  Plan Rules and Regulations.

    The Administrator has the discretionary power and authority to make such Plan Rules as the Administrator determines to be consistent with the terms, and necessary or advisable in connection with the administration, of the Plan and to modify or rescind any such Plan Rules.

8.3.  Administrator's Discretion.

    The Administrator has the discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and Plan Rules whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations. In the exercise of its discretionary power and authority, the Administrator will treat all persons determined by the Administrator to be similarly situated in a similar manner.

8.4.  Specialist's Assistance.

    The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services. All costs of administering the Plan will be paid by the Participating Employers.

8.5.  Indemnification.

    The Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee of any Affiliated Organization against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person's services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Participating Employers have the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

8.6.  Benefit Claim Procedure.

  (a)
  If a request for a benefit by a Participant or Beneficiary of a deceased Participant is denied in whole or in part, he or she may, not later than 30 days after the denial, file with the Administrator a written claim objecting to the denial.

  (b)
  The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial; a reference to the Plan provisions on which the denial is based; a description of any additional material or information, if any, necessary for the claimant to perfect his or her claim; an explanation as to why such information or material is necessary; and an explanation of the Plan's claim procedure.

  (c)
  The claimant may file with the Administrator, not later than 60 days after receiving the Administrator's written decision, a written notice of request for review of the Administrator's decision, and the claimant or his or her representative may thereafter review relevant Plan documents which relate to the claim and may submit written comments to the Administrator.

  (d)
  Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan's specific provisions where appropriate.

  (e)
  The foregoing 90- and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90- or 60 days, respectively, if special circumstances beyond the Administrator's control so require and notice of such extension is given to the claimant prior to the expiration of such initial 90- or 60-day period, as the case may be.

  (f)
  A Participant or Beneficiary must exhaust the procedure described in this section before making any claim of entitlement to benefits pursuant to the Plan in any court or other proceeding.

8.7.  Disputes.

  (a)
  In the case of a dispute between a Qualified Employee or a Beneficiary of a Qualified Employee and a Participating Employer, the Administrator or any other person relating to or arising from the Plan, the United States District Court for the District of Minnesota is a proper venue for any action initiated by or against the Participating Employer, Administrator or other person and such court will have personal jurisdiction over any Participant or Beneficiary named in the action.

  (b)
  Regardless of where an action relating to or arising from the participation in the Plan by a Qualified Employee is pending, the law as stated and applied by the United States Court of Appeals for the Eighth Circuit or the United States District Court for the District of Minnesota will apply to and control all actions relating to the Plan brought against the Plan, a Participating Employer, the Administrator or any other person or against any such Participant or his or her Beneficiary.

ARTICLE 9

MISCELLANEOUS

9.1.  Withholding and Offsets.

    The Participating Employers and the Trustee retain the right to withhold from any compensation, deferral and/or benefit payment pursuant to the Plan, any and all income, employment, excise and other tax as the Participating Employers or Trustee deems necessary and the Participating Employers may offset against amounts payable to a Participant or Beneficiary under the Plan any amounts then owing to the Participating Employers by such Participant or Beneficiary.

9.2.  Other Benefits.

    Neither amounts deferred nor amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of a Participating Employer unless otherwise expressly provided thereunder.

9.3.  No Warranties Regarding Tax Treatment.

    The Participating Employers make no warranties regarding the tax treatment to any person of any deferrals or payments made pursuant to the Plan and each Participant will hold the Administrator and the Participating Employers and their officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

9.4.  No Rights to Continued Service Created.

    Neither the establishment of or participation in the Plan gives any individual the right to continued employment or service on the Company's board of directors or limits the right of the Participating Employer to discharge, transfer, demote, modify terms and conditions of employment or service on the Company's board of directors or otherwise deal with any individual without regard to the effect which such action might have on him or her with respect to the Plan.

9.5.  Successors.

    Except as otherwise expressly provided in the Plan, all obligations of the Participating Employers under the Plan are binding on any successor to the Participating Employer whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Participating Employer.